Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement (No. 333-227243) on Form S-1 and related prospectus of Aytu BioScience, Inc. (the “Company”) of our report dated September 6, 2018, with respect to the consolidated balance sheets of the Company as of June 30, 2018 and 2017, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years then ended. We also consent to the reference to our firm under the heading “Experts” in the Registration Statement and prospectus.

Our report dated September 6, 2018 contains an explanatory paragraph that states that the Company's recurring losses from operations and accumulated deficit raise substantial doubt about the Company's ability to continue as a going concern, as discussed in Note 3 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ EKS&H LLLP

Denver, Colorado

September 28, 2018